Exhibit 10.6

The Dow Jones Severance Pay Plan

In the event of an involuntary separation (termination of services) because of an employee’s incompetence, refusal to relocate, the Company’s decision to reduce staff size or eliminate a job function, Dow Jones will provide severance pay based on the following schedule:

Continuous Employment	Severance Pay

Less than 6 months	Only wages due at time of dismissal.

6 months but less than 9 months	2 weeks wages

9 months but less than one year	3 weeks wages

1 year but less than 2 years	4 weeks wages

2 years but less than 3 years	5 weeks wages

plus,

If 3 years or more	An additional 2 weeks of wages for each full year of employment over 2 years, up to and including the 15th year.

If 15 years or more	An additional one and one-half weeks wages for each six months of employment over 15 years, up to an aggregate maximum payment of 52 weeks wages.

Notwithstanding the foregoing, in the event of a termination as a result of the Company’s decision to reduce staff size or eliminate a job function, the Company will provide severance pay equal to: (i) three (3) weeks’ wages (in addition to wages due at time of dismissal) for employees with less than six (6) months of employment; and (ii) six (6) weeks’ wages for employees with more than six (6) months but less than three (3) years of employment.

Notwithstanding the foregoing, Employees in salary grades 13, 14, 15 and 16 (including, solely for this purpose, both Employees of Dow Jones & Company, Inc. and its majority-owned direct or indirect subsidiaries) who have an involuntary separation (termination of services) because of an employee’s incompetence, refusal to relocate, the Company’s decision to reduce staff size or eliminate a job function, which separation occurs following a “Change in Control” (as defined below) and not later than the second anniversary of such Change in Control, the Company will provide severance pay equal to a minimum of twelve (12) weeks’ wages. In addition, the eligibility of an Employee to benefits under this Plan following a Change in Control, and the amount and type of benefits to be paid shall be based on such Employee’s salary grade immediately prior to the termination of such Employee’s employment, except that in the case of Employees in salary grades 13, 14, 15 and 16 on the date of a Change in Control any reduction in salary grade that occurs upon or following such Change in Control shall be disregarded.

Employees to whom the immediately preceding paragraph applies shall be entitled to the greater of (but not to both of) (x) the benefits provided under the Plan or (y) the benefits provided under any other similar severance or separation plan or arrangement of the Company (other than the Company’s Separation Plan for Senior Management), determined based on the present value of the benefits provided under each of the Plan and such other similar severance or separation plan or arrangement as of the last day of the month in which the Employee receives notice from the Company that his or her services are being terminated. Notwithstanding anything in this paragraph to the contrary, the provisions of the Plan are intended to supplement, and not supersede or substitute for, the provisions in any plan or award agreement relating to equity-based compensation awards (including, without limitation, stock options, contingent stock rights, restricted stock units and restricted stock), such that eligible Employees shall be entitled to the benefits provided under this Plan and in such other plans, agreements or policy for which such Employees are eligible, and in the case of duplication to the more favorable of such duplicative provisions.

For purposes of this Plan, “wages” is defined as the Employee’s base wage rate as of the date of termination.

For purposes of this Plan, a “Change in Control” shall mean:

(a) Any acquisition or series of acquisitions during any twelve (12) month period after which any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than any Bancroft Person (as defined below)) is the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the outstanding voting securities of the Company; provided, however, that:

(i)

the acquisition of Beneficial Ownership by a Person by reason of such Person’s having entered into a voting, tender or option agreement with Bancroft Persons approved by the Board of Directors of the Company for purposes of Section 203 of the Delaware General Corporation Law

in connection with the Company’s entering into a definitive agreement for a Merger (as defined below) shall not by reason of this clause (a) constitute a Change in Control, provided, further that whether the consummation of any such Merger, the applicable tender offer or the exercise of such option would constitute a Change in Control shall be determined without regard for the exception in this sub-clause(i), and

(ii)	a Change in Control that would otherwise occur pursuant to this clause (a) shall be deemed to not have occurred pursuant to this clause (a) so long as Bancroft Persons have Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company; or

(b) The consummation of a merger, consolidation or reorganization with, into or of the Company (each, “Merger”), unless immediately following the Merger, Bancroft Persons have Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the corporation or other entity resulting from such Merger (the “Surviving Entity”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a “Parent Entity”), or (y) if there is one or more Parent Entities, the ultimate Parent Entity.

A “Bancroft Person” means any Person who is, or is controlled by, Bancroft Family Members, trustees of Bancroft Trusts (solely in their capacity as trustees), Bancroft Charitable Organizations or Bancroft Entities, each as defined in the By-laws of the Company as in effect as of the date hereof.

Sale of Business Unit or Transfer to New Employer Other than in a Change in Control

Employees who leave Dow Jones resulting from the sale of a business unit or a transfer to another employer, other than any such event that is part of or incident to a Change in Control, are subject to the following conditions under the Severance Plan:

1.	If an affected Employee declines an offer by the new employer to keep his/her job or to accept a new job with substantially similar terms and conditions, he/she will be entitled to one-half of the severance pay otherwise due based on the chart above.

2.	If an affected Employee accepts the position with the new employer, but is involuntarily terminated for reasons other than misconduct within one year of his/her separation from Dow Jones, the Employee is entitled to receive from Dow Jones, the difference between the severance due based on the chart above on the date of separation from Dow Jones, minus the severance pay from the new employer and other payments received under this Plan.

3.	If an affected Employee accepts a new position with the new employer and remains on the new job for nine months, the employee will receive a payment from the Company equal to one- half the severance pay that would have been due based on the chart on the previous page, on the date of separation from Dow Jones.

4.	If an Employee’s compensation with the new employer is less than what he/she received at the Company, at the end of one year with the new employer, Dow Jones will pay the Employee the difference in the employee’s total compensation for that year (except as provided below), not to exceed the severance pay otherwise due pursuant to the chart on the previous page. In calculating the difference, Dow Jones will pay to the employee at least monthly the difference in base salary and any out-of-pocket contribution toward basic medical coverage while employed by the new employer, which shall be deducted from year-end reconciliation. Employees shall not receive more by virtue of the application of this paragraph than the severance pay due under this Plan on the date of separation from Dow Jones.